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INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Stockholder of Trans-Resources, Inc.
New York, New York

We consent to the use in this Registration Statement relating to $100,000,000 10-3/4% Senior Notes due 2008, Series B and $135,000,000 aggregate principal at maturity 12% Senior Discount Notes due 2008, Series B of Trans-Resources, Inc. (the "Company") on Form S-4 of our report dated February 25, 1998 (except as to Note G, the date of which is March 16, 1998), appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of the Company, listed in Item 21. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits and (as to amounts included for Cedar Chemical Corporation) the report of other auditors. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

DELOITTE & TOUCHE LLP


New York, New York
May 4, 1998